Exhibit 99.1

For additional information, contact: David A. Hedges President and CEO (334) 821-9200

Press Release – October 23, 2025

Auburn National Bancorporation, Inc. Reports Third Quarter Net Earnings

Third Quarter 2025 Highlights:

•	Return on assets (annualized) improved to 0.89%, compared to 0.71% in 3Q 2024

•	Earnings per share increased 28% compared to 3Q 2024

•	Net interest income increased 11% compared to 3Q 2024

•	Net interest margin (tax-equivalent) increased 25 basis points to 3.30%, compared to 3Q 2024

•	Negative provision for credit losses of $255 thousand, compared to negative provision for credit losses of $127 thousand in 3Q 2024

•	Strong credit quality – Nonperforming assets to total assets were 0.01%

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) reported net earnings of $2.2 million, or $0.64 per share, for the third quarter of 2025, compared to $1.8 million, or $0.52 per share, for the second quarter of 2025, and $1.7 million, or $0.50 per share, for the third quarter of 2024. Net earnings were $5.6 million, or $1.60 per share, for the first nine months of 2025, compared to $4.8 million, or $1.38 per share, for the first nine months of 2024.

“Our third quarter results reflect strong credit quality and continued improvement in our net interest margin,” said David A. Hedges, President and CEO. “Also, we are pleased to report progress on our digital initiatives as we recently rolled out online account opening for certain deposit products. We believe this is an important step in enhancing convenience and expanding access to our banking services,” continued Mr. Hedges.

Net interest income (tax-equivalent) was $7.6 million in the third quarter of 2025, compared to $7.4 million in the second quarter of 2025, and $6.8 million in the third quarter of 2024. The increase was due to growth in average interest-earning assets and improvements in our net interest margin.

Net interest margin (tax-equivalent) was 3.30% in the third quarter of 2025, compared to 3.27% in the second quarter of 2025, and 3.05% in the third quarter of 2024. The increase compared to the second quarter of 2025 was primarily due to improved yields on interest-earning assets. The increase compared to the third quarter of 2024 was primarily due to improved yields on interest-earning assets, and a decrease in our cost of interest-bearing deposits.

Nonperforming assets were $0.1 million, or 0.01% of total assets, at September 30, 2025, compared to $0.3 million, or 0.03% at June 30, 2025, and $0.8 million, or 0.08% of total assets, at September 30, 2024.

The Company recorded a negative provision for credit losses of $255 thousand in the third quarter of 2025, compared to a charge to provision for credit losses of $113 thousand in the second quarter of 2025 and a negative provision for credit losses of $127 thousand in the third quarter of 2024. The provision for credit losses is affected by organic loan growth in our loan portfolio, our internal assessment of the credit quality of the loan portfolio, our expectations about future economic conditions and net charge-offs.

At September 30, 2025, the Company’s allowance for credit losses was $6.7 million, or 1.20% of total loans, compared to $7.0 million, or 1.24% of total loans, at June 30, 2025, and $6.9 million, or 1.22% of total loans, at September 30, 2024.

Noninterest income was $0.8 million for the third quarter of 2025, unchanged from the second quarter of 2025, and the third quarter of 2024.

Noninterest expense was $5.8 million for the third quarter of 2025, compared to $5.7 million for the second quarter of 2025, and $5.5 million in the third quarter of 2024. The increase from the second quarter of 2025 was primarily related to increases in salaries and benefits expense. The increase compared to the third quarter of 2024 was primarily due to increases in salaries and benefits expense and other noninterest expense.

The provision for income tax expense was $0.6 million for the third quarter of 2025, compared to $0.5 million for both the second quarter of 2025, and the third quarter of 2024.

The effective tax rate for the third quarter of 2025 was 21.86%, compared to 20.92% for the second quarter of 2025 and 23.46% for the third quarter of 2024. The Company’s effective income tax rate is principally affected by tax-exempt earnings from the Company’s investments in municipal securities and loans, bank-owned life insurance, and New Markets Tax Credits.

Total assets were $1.0 billion at September 30, 2025 and June 30, 2025 and $990.1 million at September 30, 2024. Loans, net of unearned income were $557.9 million at September 30, 2025, compared to $562.7 million at June 30, 2025 and $565.7 million at September 30, 2024. Total deposits were $917.3 million at September 30, 2025, compared to $939.9 million at June 30, 2025, and $901.7 million at September 30, 2024. The decrease in deposits compared to June 30, 2025 was primarily due to fluctuations in reciprocal customer deposits sold through Intrafi network. At September 30, 2025 the Company had $33.0 million reciprocal deposits sold, compared to none at June 30, 2025 and $37.8 million at September 30, 2024. The increase in deposits compared to September 30, 2024 was primarily related to growth in interest-bearing deposits of $19.0 million, which was partially offset by a decrease of $3.5 million in noninterest-bearing deposits. The Company had no FHLB advances or other wholesale funding outstanding at September 30, 2025, June 30, 2025, or September 30, 2024.

At September 30, 2025, the Company’s consolidated stockholders’ equity (book value) was $89.6 million or $25.65 per share, compared to $86.1 million, or $24.64 per share, at June 30, 2025, and $84.3 million, or $24.14 per share, at September 30, 2024. The increase from June 30, 2025 was primarily driven by net earnings of $2.2 million and other comprehensive income of $2.2 million due to a decrease in unrealized losses on securities available-for-sale, net of tax. These increases in stockholders’ equity were partially offset by cash dividends paid of $0.9 million.

All of the Company’s marketable securities are classified as available-for-sale. Therefore, any changes in the fair value of the Company’s securities portfolio are reflected in total equity, net of tax, under generally accepted accounting principles. Unrealized losses on our securities portfolio vary with market interest rates and do not affect our capital for regulatory capital purposes.

The Company’s tangible common equity (“TCE”) ratio or total equity to total assets ratio was 8.86% at September 30, 2025, compared to 8.36% at June 30, 2025, and 8.52% at September 30, 2024.

The Company paid cash dividends of $0.27 per share in the third quarter of 2025. At September 30, 2025, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.0 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank currently operates seven full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements with respect to our objectives, expectations, anticipations, estimates and intentions and all statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “designed,” “plan,” “point to,” “project,” “could,” “intend,” “target,” “seek” and other similar words and expressions of the future. Forward looking statements, include, without limitation, statements about future financial and operating results, costs and revenues, government policies and changes in policies, including Federal Reserve monetary and regulatory actions. Forward looking statements also include statements about economic conditions generally in our markets and which may affect us, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income or tax credits) and our mix and cost of deposits and wholesale liabilities, net interest income and margin, yields on earning assets, the market values and performance of securities held, effects of inflation and employment, including Federal Reserve monetary policies.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements and/or financial condition of the Company or the Bank to be materially different from future results, performance, achievements or financial condition expressed or implied by such forward-looking statements. Forward looking statements may not be realized due to numerous factors, including, without limitation, changes in employment levels, actual and expected changes in interest rates and interest rate expectations (generally and those applicable to our assets and liabilities) and the shape of the yield curve, and related changes in our asset values, especially investment securities, noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for credit losses, including possible adjustments to the fair values of securities available for sale, charge-offs, collateral values, credit quality, asset sales, insurance claims, and market trends. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those described in the “Cautionary Note Regarding Forward-Looking Statements” and the risks and uncertainties described under “Risk Factors” and elsewhere in our annual report on Form 10-K for the year ended December 31, 2024 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarters Ended	Nine months ended
(Dollars in thousands, except per share	September 30,	June 30,	September 30,	September 30,	September 30,
amounts)	2025	2025	2024	2025	2024
Results of Operations
Net interest income (a)	$7,590	$7,363	$6,811	$22,015	$20,216
Less: tax-equivalent adjustment	18	19	21	54	60

Net interest income (GAAP)	7,572	7,344	6,790	21,961	20,156
Noninterest income	829	789	846	2,365	2,629

Total revenue	8,401	8,133	7,636	24,326	22,785
Provision for credit losses	(255)	113	(127)	(152)	84
Noninterest expense	5,806	5,702	5,500	17,388	16,694
Income tax expense	623	485	531	1,500	1,170

Net earnings	$2,227	$1,833	$1,732	$5,590	$4,837

Per share data:
Basic and diluted net earnings:	$0.64	$0.52	$0.50	$1.60	$1.38
Cash dividends declared	$0.27	$0.27	$0.27	$0.81	$0.81
Weighted average shares outstanding:
Basic	3,493,699	3,493,699	3,493,699	3,493,699	3,493,687
Diluted	3,495,972	3,493,699	3,493,699	3,494,465	3,493,687
Shares outstanding, at period end	3,493,699	3,493,699	3,493,699	3,493,699	3,493,699
Book value	$25.65	24.64	24.14	25.65	24.14
Common stock price:
High	$28.47	$25.28	$24.35	$28.47	$24.35
Low	23.13	19.48	17.50	19.48	16.63
Period-end:	28.44	25.00	22.90	28.44	22.90
To earnings ratio (c)	13.87	x	13.09	x	91.60	x	13.87	x	91.60	x
To book value	111%	101%	95%	111%	95%
Performance ratios:
Return on average equity (annualized)	10.65%	9.00%	9.10%	9.06%	8.59%
Return on average assets (annualized)	0.89%	0.74%	0.71%	0.75%	0.66%
Dividend payout ratio	42.19%	51.92%	54.00%	50.63%	58.70%
Other financial data:
Net interest margin (a)	3.30%	3.27%	3.05%	3.26%	3.05%
Effective income tax rate	21.86%	20.92%	23.46%	21.16%	19.48%
Efficiency ratio (b)	68.96%	69.95%	71.83%	71.32%	73.08%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$105	$302	$775	$105	$775

Total nonperforming assets	$105	$302	$775	$105	$775

Net charge-offs (recoveries)	$78	$(48)	$60	$94	$2
Allowance for credit losses as a % of:
Loans	1.20%	1.24%	1.22%	1.20%	1.22%
Nonperforming loans	6,372%	2,306%	887%	6,372%	887%
Nonperforming assets as a % of:
Loans and other real estate owned	0.02%	0.05%	0.14%	0.02%	0.14%
Total assets	0.01%	0.03%	0.08%	0.01%	0.08%
Nonperforming loans as a % of total loans	0.02%	0.05%	0.14%	0.02%	0.14%
Annualized net charge-offs (recoveries) as a % of average loans	0.06%	(0.03)%	0.04%	0.02%	—%

Selected average balances:
Securities	$237,161	$240,177	$251,723	$239,296	$259,158
Loans, net of unearned income	556,233	559,770	571,651	560,659	568,628
Total assets	997,892	990,523	982,656	991,935	979,243
Total deposits	909,293	905,227	904,860	907,105	900,876
Total stockholders’ equity	$83,642	$81,447	$76,113	$82,281	$75,044
Selected period end balances:
Securities	$236,420	$239,681	$258,285	$236,420	$258,285
Loans, net of unearned income	557,912	562,714	565,699	557,912	565,699
Allowance for credit losses	6,691	6,965	6,876	6,691	6,876
Total assets	1,011,184	1,029,224	990,143	1,011,184	990,143
Total deposits	917,266	939,851	901,724	917,266	901,724
Total stockholders’ equity	$89,613	$86,071	$84,336	$89,613	$84,336

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

(c)	Calculated by dividing period end share price by earnings per share for the previous four quarters.

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarters Ended			Nine months ended
(Dollars in thousands, except per share amounts)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net interest income, as reported (GAAP)	$7,572	$7,344	$6,790	$21,961	$20,156
Tax-equivalent adjustment	18	19	21	54	60

Net interest income (tax-equivalent)	$7,590	$7,363	$6,811	$22,015	$20,216